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                                                                   EXHIBIT 10.20


                                                       [J.D. EDWARDS LETTERHEAD]

July 30, 2001


Mr. Gerry Bleau
480 Queen's Quay West
Toronto, Ontario
M5V 2Y5 Canada

RE: Termination of Employment with J.D. Edwards & Company

Dear Gerry:

This letter (Letter Agreement) sets out the terms and conditions of the termination of your employment with J.D. Edwards & Company (J.D. Edwards).

1. Termination of Employment. You were informed on February 5, 2001 and by a letter dated February 9, 2001 that your employment with J.D. Edwards was to be terminated as part of the restructuring of J.D. Edwards. As agreed the effective date of the termination of your employment with J.D. Edwards was May 31, 2001. The following terms apply to such termination:

2. Severance Pay. You will receive severance pay in accordance with the standard J.D. Edwards severance pay policy for an employee of your position and time of service of $410,550 ("Severance Pay"). This severance payment will be made in a one-time, lump sum payment subject to appropriate tax withholding, if any, immediately upon the execution of this letter.

3. Vacation Pay. You have been paid for any unused hours of accrued vacation based on your monthly compensation.

4. Additional Pay. In addition to the Severance Payment you will receive within 5 days of the date this letter is signed the following amounts or documents:

     o    $2,500 (US) for outplacement services paid to John Bond & Associates;

     o Reimbursement for income preparation fees for the preparation of personal income tax returns (US and Canadian) for tax years 2000 and 2001;

     o $3,000 for Club trip not taken at the request of JDE grossed up for income tax due;






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                                                             [J.D. EDWARDS LOGO]

Gerry Bleau
July 30, 2001
Page 2



     o Reimbursement for moving expenses from Denver, Colorado to home in Canada per the attached invoice;

     o A favorable letter of recommendation signed by Richard E. Allen that can be used to help obtain employment;

     o The 1042(S) form shall be revised pursuant to instructions provided to J.D. Edwards by Peter R. Moison.

5. CONFIDENTIALITY AND NON-SOLICITATION. Notwithstanding your termination from employment with J.D. Edwards, you will continue to observe your obligations of not disclosing any trade secrets, proprietary or confidential information of J.D. Edwards and will neither disclose the terms of this Agreement nor the content of any discussion between you and J.D. Edwards, other than to immediate family members, professional advisors, taxing authorities for the purpose of filing tax returns on your compensation or pursuant to a court order. You further agree not to recruit any person to leave the employment of J.D. Edwards for a period of two years from the date of termination of your employment. As used in this Agreement, to "recruit" shall mean, during the above two-year period, by any method of communication, the direct contact by you or contact by someone at your direction of a then current employee of J.D. Edwards or of any of its subsidiaries for the purpose of inducing such employee to leave employment with J.D. Edwards. In addition, you agree not solicit any current customer or prospect of J.D. Edwards to terminate any current license or service agreement with J.D. Edwards during such two year period.


6. NON-COMPETE. You agree not to accept employment with any of the direct competitors of J.D. Edwards listed on the attached "Direct Competitors of J.D. Edwards" for a period of one (1) year from the date of termination of your employment. The non-competition obligations set forth in this paragraph ("Non-Compete Agreement") shall supersede the non-competition obligations imposed upon you pursuant to any other agreements by and between you and J.D. Edwards including, but not limited to, the following:
     (1) those certain non-competition and confidential information agreements entered into between you and J.D. Edwards ("Prior Non-Competition Agreements") and (2) any of the J.D. Edwards & Company 1992 and 1997 Stock Option plans or amendments thereto


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                                                             [J.D. EDWARDS LOGO]

Gerry Bleau
July 30, 2001
Page 3


     (Stock Option Plans). The Non-Compete Agreement contained in this Letter Agreement shall be the exclusive and sole contract and agreement between Bleau and J.D. Edwards regarding Bleau's agreement not to compete with J.D. Edwards. J.D. Edwards hereby waives all of its rights to any and all remedies, penalties or other awards, whatsoever, that J.D. Edwards may be entitled to under any other agreement, including but not limited to those agreements referenced in this paragraph between the parties with respect to non competition. This Letter Agreement shall be the sole source of remedy available to J.D. Edwards in the event Bleau breaches the non-competition covenant. This non-competition agreement shall not apply if you become employed by or provide services to an entity, which is subsequently acquired by a company listed on the attached list of Direct Competitors.

7. J.D. Edwards Property. The parties acknowledge that you have returned any proprietary information, such as customer lists, confidential product information, price lists that may have been in your possession. Bleau shall be entitled to keep as his own property any of the following items provided by J.D. Edwards: cell telephone, laptop, personal computers, monitors, printers, docking station and similar types of items.

8. COBRA Medical Insurance. You will be eligible for medical insurance under the Canadian equivalent of COBRA commencing on June 1, 2001 for a period of 52 weeks in accordance with the standard J.D. Edwards policy at J.D. Edwards' sole expense. You will be eligible to continue coverage at your cost beyond such date if you so elect as provided by applicable law.

9. 401(k). Your 401(k) balance calculations will be made within a reasonable time after May 31, 2001 and at that time you will be notified of your balance and be provided with options related to distribution at that time.

10. Out Placement Services. In addition to the outplacement payment above, you will be provided up to $15,000 of employment out sourcing services by a firm of your choice.

11. Insider Trading Policy. Effective as of May 31, 2001, since you are no longer a corporate officer, you are released from the J.D. Edwards insider trading policy.


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                                                             [J.D. EDWARDS LOGO]

Gerry Bleau
July 30, 2001
Page 4




12. Indemnification. J.D. Edwards has executed with many of its employees the J.D. Edwards & Company Indemnification Agreement, a copy of which is attached as Attachment C ("Indemnification Agreement"). J.D. Edwards shall indemnify and protect Bleau under the terms of the Indemnification Agreement. J.D. Edwards, however, has acknowledged the scope of the indemnification offered under the Agreement is insufficient. J.D. Edwards, therefore, agrees that the Indemnification Agreement is hereby modified to expand the definition of a "Covered Event", provide for payment of all "Expenses" on an as occurred basis by J.D. Edwards, allow Bleau to retain his own counsel at the expense of J.D. Edwards, in accordance with the provisions of a letter dated July 31, 2000 from the Law Firm of Ogborn, Summerlin & Ogborn, L.L.C. to Pete Moison, Esq. a copy of which is attached as Attachment D to this Agreement. This indemnification by J.D. Edwards shall survive this Letter Agreement and the release agreed by Bleau shall not release J.D. Edwards from its obligations set forth in this paragraph.

13. Option Acceleration. J.D. Edwards agrees that all stock options that Bleau would have vested in between the date you were informed of the termination of your employment and December 31, 2001 under the Stock Options Plans had you been employed, shall be immediately accelerated and available to be exercised by you. You may exercise any such stock options at any time between the date of this Letter Agreement and midnight December 31, 2001. A list of such options is attached as Exhibit B to this Letter Agreement.

This Agreement and the attachments to it set forth in full all the terms of your termination of employment with J.D. Edwards. Each party hereby releases the other party from any and all obligations, claims, demands, rights and causes of action, whatsoever, whether known or unknown. Such a release shall be binding upon each party and his/its heirs, successors and assigns. You will have a seven-day revocation period to additionally review the terms and revoke your acceptance; should you not so revoke your acceptance, the terms of your termination will be effective on the eighth day. Nothing herein shall prevent you from participating in a securities class action suit brought against J.D. Edwards by other parties.





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                                                             [J.D. EDWARDS LOGO]

Gerry Bleau
July 30, 2001
Page 5






If the foregoing is an accurate reflection of the terms of your termination of employment with J.D. Edwards, please so indicate by signing on the line provided below and returning one copy to J.D. Edwards.

Very truly yours,

J.D. EDWARDS & COMPANY


/s/ RICHARD E. ALLEN

Richard E. Allen
Executive Vice President, Chief Financial Officer

Accepted this 20th day of September, 2001.


/s/ GERRY BLEAU
Gerry Bleau



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                                                             [J.D. EDWARDS LOGO]

Gerry Bleau
July 30, 2001
Page 6

                               DIRECT COMPETITORS
                                       OF
                             J.D. EDWARDS & COMPANY


BROAD APPS                CRM            SUPPLY CHAIN    HORIZONTAL
SAP                      Siebel          I2              Ariba
Oracle                   Pivotal         Paragon
PeopleSoft               Onyx            Manugistics
QAD                                      Synquest
Lawson
IFS
Intentia
Great Plains